ARHAUS ANNOUNCES SECOND QUARTER 2024 FINANCIAL RESULTS

Net Revenue of $310 million, Net Income of $22 million and Adjusted EBITDA of $40 million
Opened Five New Showrooms in the Second Quarter
Lowering Full Year 2024 Outlook

BOSTON HEIGHTS, Ohio—August 8, 2024—Arhaus, Inc. (NASDAQ: ARHS; “Arhaus” or the “Company”), a rapidly growing lifestyle brand and omni-channel retailer of premium artisan-crafted home furnishings, reported financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights
•Net revenue of $310 million
•Comparable growth(1) of (7.1)%
•Net and comprehensive income of $22 million
•Adjusted EBITDA of $40 million

Year-to-Date 2024 Highlights, through June 30
•Net revenue of $605 million
•Comparable growth of (8.3)%
•Net and comprehensive income of $37 million
•Adjusted EBITDA of $69 million

2024 Outlook Updated
•Net revenue of $1.25 billion to $1.29 billion
•Comparable growth of (11.0)% to (8.0)%
•Net and comprehensive income of $55 million to $75 million
•Adjusted EBITDA(8) of $125 million to $145 million

CEO Comments

John Reed, Co-Founder and Chief Executive Officer, commented,

“Our team delivered another quarter of solid operational execution, with several new showroom openings, successful new product development and important strategic investments to support our long term growth.

“We have opened 8 new Showrooms in 6 states so far this year and are on pace to meet our goal of opening nine to eleven new Showrooms in 2024. We recently celebrated an important milestone, opening our 100th Showroom. I want to thank our teams across Arhaus for their efforts in this achievement. We have many years of growth ahead as we work toward our long term goal of 165 Traditional Showrooms and up to 100 Design Studios, allowing us to capitalize on our tremendous brand awareness opportunity.

“Total demand(2) in the second quarter increased mid-single-digits. We continue to be very pleased with the performance of our new showrooms and our new showroom economics.

“In the second quarter we saw demand comparable growth(3) soften to (3%). We have experienced tremendous growth over the past several years with second quarter demand comparable growth increases of 8.6% on a two-year stacked(4) basis and 31.1% on a three-year stacked(5) basis. I am so proud of the team’s execution while growing exponentially over the last several years and look forward to continuing to build on this solid base with our long term growth strategy.

“Given the consumer and demand comparable growth trends we have seen for the past three months, we are adjusting our expectations for the second half of the year and lowering our full year outlook. We remain confident in our long term growth strategy to expand our showroom footprint, increase brand awareness and invest to drive operational efficiency. Our strong, debt-free balance sheet allows us to continue to invest in our industry-leading growth while navigating the current consumer environment.”

Second Quarter 2024 Results

Net revenue in the second quarter was $310 million, compared to $313 million in the second quarter of 2023. The decrease was the result of the non-recurrence of prior year abnormal backlog deliveries and the implementation of our warehouse management system in our Ohio distribution center.

Comparable growth(1) was (7.1)% and demand comparable growth(3) was (3.0)% in the second quarter of 2024.

Gross margin decreased to $124 million, compared to $140 million in the second quarter of 2023, driven primarily by higher Showroom costs as we continue to expand our footprint, lower product margin related to promotional activity and lower net revenue, and increased delivery and transportation costs.

Selling, general and administrative expenses increased 10.3% to $95 million, compared to $86 million in the second quarter of 2023, primarily driven by higher selling expense mostly related to new Showrooms, higher corporate expense as we continue to invest in our strategic initiatives to support and drive the growth of the business, and increased warehouse expense.

Net and comprehensive income was $22 million compared to $40 million in the second quarter of 2023.

Adjusted EBITDA was $40 million compared to $64 million in the second quarter of 2023. Adjusted EBITDA as a percent of net revenue was 12.9% in the second quarter of 2024, compared to 20.4% in the second quarter of 2023.

Balance Sheet and Cash Flow Highlights, as of June 30, 2024

Cash and cash equivalents totaled $174 million, and the Company had no long-term debt at June 30, 2024. Net merchandise inventory increased $20 million to $274 million, compared to $254 million as of December 31, 2023. Client deposits increased $36 million to $210 million, compared to $174 million as of December 31, 2023.

For the six months ended June 30, 2024, net cash provided by operating activities was $84 million, compared to $64 million for the six months ended June 30, 2023.

For the six months ended June 30, 2024, net cash used in investing activities was approximately $62 million. Company-funded capital expenditures(6) were approximately $40 million, and landlord contributions were approximately $22 million. For the six months ended June 30, 2023, net cash used in investing activities was approximately $35 million. Company-funded capital expenditures were approximately $24 million, and landlord contributions were approximately $11 million.

For the six months ended June 30, 2024, net cash used in financing activities was $71.1 million primarily due to the payment of the special dividend on our Class A and Class B common stock. For the six months ended June 30, 2023, net cash used in financing activities was $0.5 million primarily due to the repurchase of shares for payment of withholding taxes for equity based compensation.

The Company ended the second quarter with 97 total Showrooms across 29 states.

Outlook
The table below presents our updated expectations for selected full year 2024 financial operating results and sets out our expectations for selected third quarter 2024 operating results.

Full Year	Current Guidance	Previous Guidance	Q3 Guidance
Net revenue	$1.25 billion to $1.29 billion	$1.33 billion to $1.37 billion	$325 million to $345 million
Comparable growth(1)	(11)% to (8)%	(4)% to (2)%	(9)% to (4)%
Net income (7)	$55 million to $75 million	$95 million to $105 million	$10 million to $15 million
Adjusted EBITDA(8)	$125 million to $145 million	$185 million to $200 million	$25 million to $35 million
Other estimates:
Company-funded capital expenditures(6)	Unchanged	$80 million to $100 million
Depreciation & amortization	$40 million to $45 million	$45 million to $50 million
Fully diluted shares	Unchanged	~ 141 million
Effective tax rate	Unchanged	~ 26%

In 2024, the Company plans to open nine to eleven new Showrooms, as well as renovate, relocate and expand several locations.

(1) Comparable growth is a key performance indicator and is defined as the year-over-year percentage change of the dollar value of orders delivered (based on purchase price), net of the dollar value of returns (based on amount credited to client), from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.
(2) Demand is an operating metric that we use to measure the dollar value of orders (based on purchase price) at the time the order is placed, net of the dollar value of cancellations and returns (based on unpaid purchase price and amount credited to client). These orders are recognized as net revenue when a client obtains control of the merchandise. Because demand is measured net of cancellations, all demand will eventually become net revenue, with appropriate reserves, when delivered to the client.
(3) Demand comparable growth is a key performance indicator and is defined as the year-over-year percentage change of demand from our comparable Showrooms and eCommerce, including through our catalogs and other mailings.
(4) Two-year stack is calculated as current quarter demand comparable growth plus demand comparable growth for the same prior year quarter.
(5) Three-year stack is calculated as current quarter demand comparable growth plus the sum of demand comparable growth from the same quarter of the prior two years.
(6) Company-funded capital expenditures is defined as total net cash used in investing activities less landlord contributions.
(7) U.S. GAAP net income (loss).
(8) We have not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. These items include, but are not limited to, future share-based compensation expense, income taxes, interest income, and transaction costs. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

You are invited to listen to Arhaus’ conference call to discuss the second quarter 2024 financial results scheduled for today, August 8, 2024, at 8:30 a.m. Eastern Time. The call will be available over the Internet on our website (http://ir.arhaus.com) or by dialing (877) 407-3982 within the U.S., or 1 (201) 493-6780, outside the U.S. The conference ID is: 13741049.

A recorded replay of the conference call will be available within approximately three hours of the conclusion of the call and can be accessed online at http://ir.arhaus.com for approximately twelve months.

About Arhaus

Founded in 1986, Arhaus is a rapidly growing lifestyle brand and omni-channel retailer of premium home furnishings. Through a differentiated proprietary model that directly designs and sources products from leading manufacturers and artisans around the world, Arhaus offers an exclusive assortment of heirloom quality products that are sustainably sourced, lovingly made, and built to last. With 100 showrooms and design center locations across the United States, a team of interior designers providing complimentary in-home design services, and robust online and eCommerce capabilities, Arhaus is known for innovative design, responsible sourcing, and client-first service. For more information, please visit www.arhaus.com.

Investor Contact:

Wendy Watson
SVP, Investor Relations
(440) 439-7700 x3409
invest@arhaus.com

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP, this press release and related tables include adjusted EBITDA and adjusted EBITDA as a percentage of net revenue which present operating results on an adjusted basis.

We use non-GAAP measures to help assess the performance of our business, identify trends affecting our business, formulate business plans and make strategic decisions. In addition to our results determined in accordance with U.S. GAAP, we believe that providing these non-GAAP financial measures is useful to our investors as they present an informative supplemental view of our results from period to period by removing the effect of non-recurring items. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. These non-U.S. GAAP measures are not a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. These measures should only be read together with the corresponding U.S. GAAP measures. Please refer to the reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure prepared in accordance with U.S. GAAP, below.

Forward-Looking Statements

Certain statements contained herein, including statements under the headings “2024 Outlook Updated” and “Outlook”, are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws.

Forward-looking statements can generally be identified by the use of forward-looking terminology, including, but not limited to, “may,” “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “forecast,” or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Past performance is not a guarantee of future results or returns and no representation or warranty is made regarding future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond our control that could cause our actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to manage and maintain the growth rate of our business; our ability to obtain quality merchandise in sufficient quantities; disruption in our receiving and distribution system, including delays in the integration of our distribution centers and the possibility that we may not realize the anticipated benefits of multiple distribution centers; the possibility of cyberattacks and our ability to maintain adequate cybersecurity systems and procedures; loss, corruption and misappropriation of data and information relating to clients and employees; changes in and compliance with applicable data privacy rules and regulations; risks as a result of constraints in our supply chain; a failure of our vendors to meet our quality standards; declines in general economic conditions that affect consumer confidence and consumer spending that could adversely affect our revenue; our ability to anticipate changes in consumer preferences; risks related to maintaining and increasing showroom traffic and sales; our ability to compete in our market; our ability to adequately protect our intellectual property; compliance with applicable governmental regulations; effectively managing our eCommerce business and digital marketing efforts; our reliance on third-party transportation carriers and risks associated with increased freight and transportation costs; and compliance with SEC rules and regulations as a public reporting company. These factors should not be construed as exhaustive. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Arhaus, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited, amounts in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$174,186	$223,098
Restricted cash	3,213	3,207
Accounts receivable, net	1,544	2,394
Merchandise inventory, net	273,557	254,292
Prepaid and other current assets	38,010	26,304
Total current assets	490,510	509,295
Operating right-of-use assets	352,472	302,157
Financing right-of-use assets	37,764	38,835
Property, furniture and equipment, net	268,339	220,248
Deferred tax assets	14,258	19,127
Goodwill	10,961	10,961
Other noncurrent assets	2,997	4,525
Total assets	$1,177,301	$1,105,148

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$67,949	$63,699
Accrued taxes	7,093	9,638
Accrued wages	10,791	15,185
Accrued other expenses	45,584	46,062
Client deposits	210,268	173,808
Current portion of operating lease liabilities	49,463	33,051
Current portion of financing lease liabilities	975	904
Total current liabilities	392,123	342,347
Operating lease liabilities, long-term	417,861	362,598
Financing lease liabilities, long-term	53,636	53,870
Deferred rent and lease incentives	—	1,952
Other long-term liabilities	4,371	4,143
Total liabilities	$867,991	$764,910

Commitments and contingencies

Stockholders’ equity
Class A shares, par value $0.001 per share (600,000,000 shares authorized, 53,466,265 shares issued and 53,345,001 outstanding as of June 30, 2024; 53,254,088 shares issued and 53,169,711 outstanding as of December 31, 2023)	53	52
Class B shares, par value $0.001 per share (100,000,000 shares authorized, 87,115,600 shares issued and outstanding as of June 30, 2024; 87,115,600 shares issued and outstanding as of December 31, 2023)	87	87
Retained earnings	111,544	145,292
Additional paid-in capital	197,626	194,807
Total stockholders’ equity	309,310	340,238
Total liabilities and stockholders’ equity	$1,177,301	$1,105,148

Arhaus, Inc. and Subsidiaries Condensed Consolidated Statements of Comprehensive Income (Unaudited, amounts in thousands, except share and per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2024	2023	2024	2023
Net revenue	$604,963	$617,467	$309,801	$312,899
Cost of goods sold	365,537	349,109	185,429	172,779
Gross margin	239,426	268,358	124,372	140,120
Selling, general and administrative expenses	191,684	168,913	94,991	86,131
Income from operations	$47,742	$99,445	$29,381	$53,989
Interest income, net	(2,038)	(651)	(606)	(478)
Other income	(197)	(660)	(75)	(88)
Income before taxes	49,977	100,756	30,062	54,555
Income tax expense	12,644	26,474	7,828	14,372
Net and comprehensive income	$37,333	$74,282	$22,234	$40,183

Net and comprehensive income per share, basic
Weighted-average number of common shares outstanding, basic	139,901,319	139,232,238	139,985,846	139,389,967
Net and comprehensive income per share, basic	$0.27	$0.53	$0.16	$0.29
Net and comprehensive income per share, diluted
Weighted-average number of common shares outstanding, diluted	140,736,096	139,959,943	140,916,161	139,979,928
Net and comprehensive income per share, diluted	$0.27	$0.53	$0.16	$0.29

Arhaus, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited, amounts in thousands)

	Six months ended
	June 30,
	2024	2023
Cash flows from operating activities
Net income	$37,333	$74,282
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	17,709	14,140
Amortization of operating lease right-of-use asset	17,942	16,080
Amortization of deferred financing fees, interest on finance lease in excess of principal paid and interest on operating leases	13,008	9,945
Equity based compensation	3,351	3,904
Deferred tax assets	4,870	5,333
Amortization of cloud computing arrangements	762	142
Amortization and write-off of lease incentives	(80)	(160)
Insurance proceeds	—	60
Changes in operating assets and liabilities
Accounts receivable	850	(12)
Merchandise inventory	(19,265)	(8,495)
Prepaid and other assets	(11,545)	619
Other noncurrent liabilities	332	169
Accounts payable	4,571	(10,525)
Accrued expenses	(11,254)	(14,847)
Operating lease liabilities	(10,740)	(17,253)
Client deposits	36,460	(9,186)
Net cash provided by operating activities	84,304	64,196
Cash flows from investing activities
Purchases of property, furniture and equipment	(62,158)	(35,216)
Insurance proceeds	—	333
Net cash used in investing activities	(62,158)	(34,883)
Cash flows from financing activities
Principal payments under finance leases	(448)	(130)
Repurchase of shares for payment of withholding taxes for equity based compensation	(548)	(347)
Cash dividend payments	(70,056)	—
Net cash used in financing activities	(71,052)	(477)
Net increase (decrease) in cash, cash equivalents and restricted cash	(48,906)	28,836
Cash, cash equivalents and restricted cash
Beginning of period	226,305	152,527
End of period	$177,399	$181,363

Supplemental disclosure of cash flow information
Interest paid in cash	$2,143	$2,610
Interest received in cash	5,155	3,172
Income taxes paid in cash	15,815	21,902
Noncash investing activities:
Purchase of property, furniture and equipment in current liabilities	12,672	8,542
Noncash financing activities:
Capital contributions	17	30

Arhaus, Inc. and Subsidiaries Reconciliation of Net Income to Adjusted EBITDA (Unaudited, amounts in thousands)

	Six months ended		Three months ended
	June 30,		June 30,
	2024	2023	2024	2023
Net and comprehensive income	$37,333	$74,282	$22,234	$40,183
Interest income, net	(2,038)	(651)	(606)	(478)
Income tax expense	12,644	26,474	7,828	14,372
Depreciation and amortization	17,709	14,140	9,106	7,400
EBITDA	65,648	114,245	38,562	61,477
Equity based compensation	3,351	3,904	1,327	2,274
Other expenses (1)	—	437	—	—
Adjusted EBITDA	$68,999	$118,586	$39,889	$63,751

Net revenue	$604,963	$617,467	$309,801	$312,899
Net and comprehensive income as a % of net revenue	6.2%	12.0%	7.2%	12.8%
Adjusted EBITDA as a % of net revenue	11.4%	19.2%	12.9%	20.4%

(1) Other expenses represent costs and investments not indicative of ongoing business performance, such as public offering costs, severance, signing bonuses and recruiting costs. For the six months ended June 30, 2023, these expenses consisted largely of $0.3 million of severance, signing bonuses and recruiting costs and $0.1 million of public offering costs.